Exhibit 99.5

CONSENT

In accordance with Rule 438 promulgated under the Securities Act of 1933, as amended, I hereby consent to being named in this Registration Statement on Form S-4 of Darwin Holdings Limited, and all amendments thereto, as a person who is to become a director of Darwin Holdings Limited upon the consummation of the combination (as contemplated by the Combination Agreement, dated as of August 6, 2015, as amended, by and among CF Industries Holdings, Inc., OCI N.V., Darwin Holdings Limited and Beagle Merger Company LLC), and to the filing of this consent as an exhibit to this Registration Statement.

Date: November 6, 2015

By:	/s/ Gregory Heckman

Gregory Heckman